Exhibit 26(n) (1)

[Letterhead of Sutherland Asbill & Brennan LLP]

April 27, 2010

United Investors Life Insurance Company

2001 Third Avenue South

Birmingham, Alabama 35233

Re:	United Investors Universal Life Variable Account (Advantage Plus)

Form N-6 File No. 333-26505

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 15 to the Registration Statement on Form N-6 filed by United Investors Life Insurance Company for certain variable life insurance policies (File No. 333-26505). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy